Exhibit 99.1

Civista Bancshares, Inc. Announces Tactical Balance Sheet Transactions.

Sandusky, Ohio, May 21, 2021 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced three tactical transactions.

On May 17, 2021, Civista entered into an agreement to sell 7,361 shares of Visa Inc. Class B common stock at a pre-tax gain of approximately $1.8 million. The carrying value of the Visa Class B shares on the Company’s balance sheet was $100 as the Bank had no other historical cost basis in the shares.

On May 19, 2021, Civista also completed a $50.0 million prepayment of long-term Federal Home Loan Bank advances with a rate of 2.05% and a remaining maturity of approximately 8 years. This transaction was accounted for as an early debt extinguishment resulting in a loss, reported within noninterest expense, of $3.7 million in the second quarter 2021. The debt prepayment, funded with excess cash, will save approximately $1.0 million in annual interest expense.

“As we look for different ways to deploy excess liquidity, the prepayment of the Federal Home Loan Bank advances is one measure we are taking. While the immediate net effect of the advance prepayment and the sale of the Visa B shares is additional expense of $1.9 million, we expect the prepayment to improve our net interest margin by 12 basis points on an annualized basis.” commented Dennis Shaffer, CEO and President of Civista.

In addition, Civista redeployed $100 million of excess cash into a mix of investments, yielding 1.50% with an average duration of 5.2 years.

The net effect of these three transactions is a pre-tax net loss of $1.9 million and has an estimated earn-back of 0.8 years. The transactions will create $0.12 of accretion to earnings per share on an annualized basis and improve our net interest margin by 17 basis points on an annualized basis.

Civista Bancshares, Inc. is a $3.1 billion financial holding company headquartered in Sandusky, Ohio. The Company’s banking subsidiary, Civista Bank, operates 37 locations in Northern, Central and Southwestern Ohio, Southeastern Indiana and Northern Kentucky. Civista Bancshares, Inc. may be accessed at www.civb.com. Civista’s common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121